Exhibit 99.1

NEWS RELEASE

HECLA RESUMES LUCKY FRIDAY MINE
OPERATIONS AND PRODUCTION

FOR IMMEDIATE RELEASE
February 19, 2013

COEUR D’ALENE, Idaho -- Hecla Mining Company (NYSE:HL) today announced that its Lucky Friday mine in Idaho’s Silver Valley has resumed operations and production, and is expected to produce approximately two million ounces of silver in 2013.

“Hecla is pleased to report that with rehabilitation work complete on the Silver Shaft at the Lucky Friday mine, and with necessary clearance from MSHA, the mine has resumed operations, with initial production of silver concentrates expected in February.  Production levels are expected to ramp up during the first half of the year, and we expect to reach normal production levels by mid-year,” said Hecla's President and Chief Executive Officer Phillips S. Baker, Jr.  “For the full year 2013, silver production from Lucky Friday is projected at approximately two million ounces.”

“The 12 months of down time at Lucky Friday allowed work crews to improve many aspects of the mine’s operations.  Besides cleaning and improving the efficiency of the main Silver Shaft, we upgraded mining methods; conducted supplementary training; hired additional safety experts, mine management and engineering staff; and purchased $2.3 million in new equipment, including mechanized rock bolters, which will be used to implement new ground control measures.  In all Lucky Friday working areas, as well as at all of Hecla’s other operations, we strive to meet or exceed the National Mining Association’s CORESafety Program, which is the industry benchmark for operations and safety implemented in 2009, as well as all MSHA-approved guidelines.  I’d like to thank everyone who played a role in the Lucky Friday rehabilitation for their hard work, dedication and attention to detail,” Mr. Baker added.

The Company has recalled all employees necessary for Lucky Friday to reach full production.  All employees, both returning and new, have received supplemental safety training, with enhanced procedures for risk assessment and accident prevention designed to improve existing safe work practices.  Work crews have completed the bypass drift at the 5900 foot level, around an area impacted by a rock burst in December 2011.  Ground support has been upgraded for over 7.5 miles of underground workings; these upgrades include, in appropriate areas, the incorporation of recently developed ground support bolting products.  Current production is coming from #10 stope and #11 stope, located on the intermediate-vein package and 30-vein, respectively.

Hecla has spent a total of $29.8 million on the rehabilitation of the Silver Shaft and an additional $26.2 million on other Lucky Friday capital projects unrelated to the shaft renovation.

Crews at Lucky Friday resumed work in the first quarter on the #4 Shaft project, designed to access extensions to reserves, resources and additional exploration targets with a goal to increase annual silver production to approximately 5 million ounces from Lucky Friday.  To date, $90 million has been invested on the estimated $200 million project, with completion estimated in early 2016.

As previously reported in December, the Lucky Friday mine was notified of potential PPOV (Potential Pattern of Violations) status by MSHA for citations issued in late 2011 and early 2012, prior to the Silver Shaft rehabilitation and other work done at the mine in the past year.  The Company continues to work with MSHA and expects to work through the PPOV process.

About Hecla Mining Company

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho and exploration and pre-development properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. Hecla undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jim Sabala
Hecla Mining Company
Investor Relations
Direct Main: 1-800-HECLA91 (1-800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com

2